Exhibit 10.30

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (“Agreement”) is made as of this 31st day of December 2008, but effective as of January 1, 2009 (“Effective Date”), by and between:

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Hereinafter referred to as “AXT”

and	IQE plc
265 Davidson Avenue
Suite 215
Somerset, New Jersey 08873
Hereinafter referred to as “IQE plc”

Preamble

IQE plc has requirements for substrates to be used by IQE plc as raw materials to manufacture IQE plc Epi wafers, and AXT is willing, subject to the terms and conditions of this Agreement, to supply IQE plc with such substrates.

Now, therefore, in consideration of the foregoing and the mutual premises hereinafter contained, AXT and IQE plc hereby agree as follows:

1.                                       Definitions.

1.1                                             Blanket Purchase Order shall mean a binding open purchase order identifying the Products to be purchased by Product Identification Number, and indicating a global quantity of Products to be delivered within the Initial Term as well as associated price, in accordance with the Product Purchase Addendum.

1.2                                             Inventory shall mean the inventory of Products held at IQE plc’s premises located at IQE plc’s Somerset, New Jersey or other inventory facility pursuant to the SMI Program.

1.3                                             Ordering Entity shall mean an entity controlled by, under common control with, or controlling IQE plc (with “control” meaning ownership of more than fifty percent (50%) of the voting stock of the entity or, in the case of a non-corporate entity, an equivalent interest), that is authorized to make purchases hereunder by submitting Purchase Order Releases to AXT.

1.4                                             Products shall mean substrates to be purchased hereunder, as identified on the Product Purchase Addendum.

1.5                                             Product Purchase Addendum shall mean the addendum to this Agreement attached as Appendix A, as may be modified during the term hereof as provided in this Agreement, setting forth the Products to be purchased hereunder together with their respective Specifications and agreed upon purchase price.

[***] Indicates redacted terms for which confidential treatment has been requested from the Securities and Exchange Commission.

1.6                                             Purchase shall mean that the Products that have been placed in Inventory have been either (i) released or pulled from Inventory pursuant to a Purchase Order Release or Purchase Order, as applicable, or (ii) deemed released from Inventory due to expiration of the Shelf Life as set forth in Section 6.1 below or deemed released to satisfy the Minimum Purchase requirement set forth in Section 2.3 below.

1.7                                             Purchase Order shall mean an official purchase order for Products made by IQE plc or an Ordering Entity for any Products that are not within the Minimum Purchase.

1.8                                             Purchase Order Release shall mean an official purchase order release made against the Blanket Purchase Order issued by IQE plc to AXT; to be issued a minimum of 4 weeks lead-time before the date which IQE plc forecasts they will withdraw from Inventory the specific Products held in Inventory under the SMI Program.

1.9                                             Shelf Life is defined as the one hundred eighty (180) day period from date of placement of each Product into the Inventory.

1.10                                       SMI Program is defined as a supplier managed inventory program whereby a reserve Inventory of Products at IQE plc’s premises located at IQE plc’s Somerset, New Jersey facility and others as designated by IQE plc.

1.11                                       Specification(s) shall mean the current Product specifications set forth for each Product on the Product Purchase Addendum.  The Specifications may only be changed by a writing signed by both parties.

2.                                       Scope of Agreement.

2.1                                             Agreement.  The purpose of this Agreement is to describe the terms and conditions under which the Products shall be supplied by AXT to IQE plc and its Ordering Entities. The terms of this Agreement represent the entire agreement between the parties regarding its subject matter and shall prevail over the terms of any prior or contemporaneous agreements (whether written or oral) to the extent they may be inconsistent or in conflict with the terms of this Agreement.

2.2                                             Ordering Entities.  IQE plc shall be responsible for any act or omission of the Ordering Entities and of each Ordering Entity’s compliance with all of the terms of this Agreement.  Any action or breach by any of the Ordering Entities shall be deemed an action or breach by IQE plc and IQE plc will indemnify and hold AXT harmless from any and all breaches of this Agreement by its Ordering Entities.  IQE plc waives all of those defenses that IQE plc may have as to why IQE plc should not be liable for the Ordering Entities’ acts, omissions and noncompliance with this Agreement.  IQE plc hereby guarantees payment for Products released pursuant to an Ordering Entity’s Purchase Order Release.

2.3                                             Blanket Purchase Order.  IQE plc agrees to issue a Blanket Purchase Order within two (2) days from the Effective Date for [***] ([***]) 4” Wafer Products (the “Minimum Purchase”). IQE plc agrees to issue a [***] 4” Wafer Blanket Take or Pay Purchase Order at [$***]. IQE agrees to be bound under this Agreement to Purchase the Minimum Purchase prior to December 31, 2009.  IQE plc and Ordering Entities: (i) shall issue Purchase Order Releases for Products against the Minimum Purchase within the Initial Term (as defined in Section 3 below)   The Blanket Purchase Order, all Purchase Orders and Purchase Order Releases are firm and non cancelable by IQE plc and/or its Ordering Entities.  IQE plc is responsible for the full price of Products as ordered in the Blanket Purchase Order, any Purchase Order or Purchase Order Release submitted by IQE plc or an Ordering Entity.  In the event AXT fails to deliver the Minimum Purchase per the forecast submitted by IQE plc or if AXT is disqualified by IQE plc’s customers, all purchased quantities of competitor wafers in default of the delivery date shall be included in the Minimum Purchase quantity. IQE plc will issue payment for all 4” wafers not released from the SMI inventory within 60 days from December 31, 2009.

2.4                                             No Additional Terms.  The acceptance of the Blanket Purchase Order, any Purchase Order Release and/or a Purchase Order from IQE plc and/or an Ordering Entity, whether electronically or in hard copy form, is expressly conditioned upon IQE plc’s and each Ordering Entity’s assent hereunder to be bound by the terms and conditions in this Agreement, in lieu of the terms contained in any such IQE plc and/or Ordering Entity Blanket Purchase Order, Purchase Order Release and/or a Purchase Order.  The parties hereby reject all provisions contained in communications from either party that conflict with or are inconsistent with the terms contained herein.  The parties’ failure to object to any of the provisions contained in either party’s documentation shall not be deemed a waiver of the terms of this Agreement under any circumstances.

3.                                       Term of Agreement.  This Agreement shall enter into effect on the Effective Date and shall remain in effect until December 31, 2009 (“Initial Term”), unless terminated earlier as provided in Section 12. Thereafter, this Agreement shall automatically renew from year to year unless a party provides the other party with at least two (2) months’ prior written notice of its intent to terminate this Agreement.

4.                                       Price and Payment Terms.

4.1                                             Purchase Price.  The purchase price(s) for the Products shall be in United States Dollars as set forth in the Product Purchase Addendum.

4.2                                             Payment Terms.  AXT will issue invoices on the date which IQE plc Purchases the corresponding Products from the Inventory and IQE plc will pay the invoice NET sixty (60) days from the date of invoice.

5.                                       SMI Program and Consignment of Products.

5.1                                             SMI Program.  Only products listed on the Product Purchase Addendum will be managed using the SMI Program.  The Product Purchase Addendum may be modified as mutually agreed by the parties in writing.

5.1.1                        Forecast of Products.

5.1.1.1                                  Forecasts by IQE plc.  Commencing on the Effective Date of this Agreement and on a monthly basis thereafter, IQE plc and each Ordering Entity shall prepare and issue to AXT rolling ninety (90) day forecasts of its requirements for Products using the then current agreed upon format (each, a “Forecast”).  Each such Forecast shall specify the specific Inventory facility for shipment.

5.1.2                        Delivery of Products to Inventory.  Products will be delivered from AXT to the Inventory based on the Forecasts.  AXT will pay for delivery of Products from AXT to the Inventory; provided, however, that AXT shall not be responsible for any increased shipment costs that result from IQE plc or an Ordering Entity’s failure to provide an accurate Forecast.  Immediately upon delivery of Products to the Inventory, IQE plc shall inspect the integrity of packaging, the identity of Products by comparison with the delivery papers and notify AXT of any discrepancies within the next seven (7) business days.

5.1.3                        Acceptance.  IQE plc and its Ordering Entities shall have thirty (30) days from release of each Product from Inventory to test the Products (the “Acceptance Period”) in accordance with mutually agreed upon procedures established prior to the commencement of the Acceptance Period.  If a Product does not substantially conform to its Specifications (a “Defect”), IQE plc shall notify AXT of the nature and specifics of the nonconformity.

AXT shall work to correct nonconformities discovered during IQE plc or the Ordering Entity’s performance of Acceptance Tests and resubmit to IQE plc or the Ordering Entity for re-testing within a reasonable period of time.  In the event that IQE plc or the Ordering Entity does not notify AXT of any Defects during the Acceptance Period, such Product shall be deemed accepted subject to Section 10 hereof.  In the event that AXT is unable to correct nonconformities after two attempts to do so under this Section 5.1.3 or if a customer disqualified IQE plc due to an identifiable substrate issue, all such nonconforming Products shall be counted towards the Minimum Purchase without charge.

5.1.4                        Consumption of Products.  IQE plc and each Ordering Entity shall notify AXT electronically each week on Friday of releasing Products from Inventory in a mutually agreed upon format.  IQE plc and each Ordering Entity will consume or release the Products held in the Inventory on a “first-in, first-out” basis according to the delivery date into the Inventory for that specific Product.  AXT deliveries will be used to replenish the quantities withdrawn from this Inventory.

5.1.5                        IQE plc’s Responsibilities.

5.1.5.1                                  Storage conditions.  IQE plc shall make available free of charge sufficient space for the Products included in the SMI Program in its warehouse(s)/stores located on its premises or off-site.  IQE plc shall store the Products included in the SMI Program in accordance with the applicable Specifications and shall ensure the safety and security of the Products included in the SMI Program. Products included in the SMI Program will be stored in such a way that it can be easily distinguished from any other material belonging to or stored by IQE plc.

5.1.5.2                                  Third party.  Subject to AXT’s prior written consent, IQE plc may appoint a third party to hold Products in inventory under the SMI Program with a different (and possibly additional) storage facility and location.  Such third-party shall have the same duties as described herein for IQE plc as to the Products included in the SMI Program.  IQE plc will specify in the Blanket Purchase Order the anticipated delivery location for the applicable Products included in the SMI Program. IQE plc is responsible for all expenses and risks associated with using a third party storage pursuant to this Section.

5.1.5.3                                  Product traceability.  IQE plc shall maintain complete traceability on all Products or packaging containing Products which are held in Inventory showing that such Products are the property of AXT.  IQE plc shall ensure that such Products are explicitly designated as AXT material through assigned batch ID numbers on every incoming shipment to Inventory.  Different batch numbers will identify different Products/part numbers.  Tracking of Product batches from date of receipt, through storage and then withdrawal from inventory will be reported to AXT monthly by referencing identified batch numbers.

5.1.6                        AXT’s Responsibilities.

5.1.6.1                                  Accuracy.  AXT is responsible for ensuring accuracy of all shipment documentation.

5.1.6.2                                  Products Packaging.  The Products will be packaged, labelled and identified by AXT in accordance with the Specifications agreed between IQE plc and AXT, as prevailing at the date of shipment from AXT’s facility.

5.2                                             SMI Program Inventory Audit.

5.2.1                        AXT is entitled to inspect the SMI Program Inventory and carry out a stock audit upon thirty (30) days prior notice to IQE plc. IQE plc will provide AXT with access to IQE plc’s representatives for this purpose.

5.2.2                        If during such an inspection, AXT discovers any non-compliance with the terms of this Agreement, AXT shall notify IQE plc in writing and IQE plc shall present a corrective action plan to AXT within a reasonable timeframe.

6.                                       Ownership, Risk, Shipment Term.

6.1                                             Title Transfer.  The Purchase of the Products shall be deemed to occur and title to the Products shall remain the sole property of AXT until the earlier of: (x) the date which IQE plc shall withdraw or release the Products from Inventory pursuant to a Purchase Order Release or Purchase Order, as applicable, and (y) expiration of the Shelf Life.

6.2                                             Risk Transfer.  Risk of loss for all Products stored at Inventory shall pass from AXT to IQE plc on the date of delivery of the Products to Inventory. IQE plc shall be responsible for insuring the Products in Inventory against all risk of loss or damage. IQE plc shall bear the cost of such insurance covering, without limitation, fire, theft and other loss of Products.  IQE plc shall submit policies and riders to AXT together with proof of payment of premiums and, at AXT’s request, shall cause AXT to be named as an additional insured under such policies as its interests may appear, with waiver of recourse as appropriate.

6.3                                             Country of Origin.  AXT hereby agrees that upon written request from IQE plc, AXT will identify the country of origin of the Products and provide written notification of such country of origin for IQE plc.

7.                                       Force Majeure.  Except for the payment of fees, neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by an act of God or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing party (each a “Force Majeure Event”).  In the event AXT fails to deliver 4” wafers per their schedule, and IQE plc has no choice other than to utilize 4” wafers from another vendor, all such 4” wafers utilized by IQE plc from other vendors shall then be included in the total [***] take or pay contract. Delays by vendors in manufacture or delivery of materials not caused by a Force Majeure Event, or shortages of labor or materials resulting from general market conditions (including price increases), shall not constitute a Force Majeure Event.  A party who is delayed or fails to perform as a result of a Force Majeure Event (“Affected Party”) shall use its best efforts to mitigate and minimize any resulting delay in the performance of the suspended obligation.  The Affected Party shall provide written notice to the other party within forty eight (48) hours of learning of a Force Majeure Event stating the nature and cause of the event, the anticipated length of the delay, the measures proposed or taken by the Affected Party to minimize the delay, and the timetable for implementation of such measures.  If a Force Majeure Event occurs, neither party may (i) suspend this Agreement in whole or in part for the duration of the delay; (ii) conduct business elsewhere and deduct such business from any committed quantities; and/or (iii) extend the term of this Agreement up to the length of time of the delay.  If the AXT is the Affected Party, IQE plc may terminate this Agreement or any part hereof without penalty if the delay or failure in performance continues beyond twenty (20) days. Likewise, if IQE plc is the Affected Party, AXT may terminate this Agreement or any part hereof without penalty if the delay of failure in performance continues beyond twenty (20) days.

8.                                       Quality Assurance.  AXT shall maintain a “documented quality system,” such as an ISO 9001:2000, or equivalent, at each AXT plant supplying Product or services to IQE plc, and shall make such documented quality system available for IQE plc’s review.  AXT’s documented quality system shall include, but is not limited to, programs for monitoring AXT’s manufacturing and, improving AXT’s material and procurement process, and implementing corrective and preventative actions.  Upon IQE plc’s written request, AXT shall provide data verifying AXT’s compliance with such quality system, including but not limited to process capability data and SPC charts for key product parameters as agreed between IQE plc and AXT and identified in the Specifications. IQE plc will have the right to audit AXT during 2008 and any renewal term hereof with thirty (30) days written notice.

9.                                       Changes.

9.1                                             AXT Changes.  No major Product or process changes, design changes, or other alterations affecting the performance, the mechanical form or fit, the compatibility or characteristics, or the life reliability of Product that will impact or potentially impact the intrinsic characteristics of the wafer being fabricated or of the resulting customer device (collectively “Major Changes”) shall be made or incorporated in the Product without the prior written approval of IQE plc.  AXT shall provide written notice of any proposed Major Change at least ninety (90) days prior to the implementation of the proposed Major Change. AXT shall provide to IQE plc sufficient information describing the proposed Major Change in detail so as to allow IQE plc to properly evaluate the impact of the proposed Major Change. The following are examples of changes that are considered to be Major Changes, and require IQE plc’s prior written approval:

(i)	changes in manufacturing processes including locations and subcontractors;

(ii)	changes in final product control specifications and testing methods;

(iii)	changes in raw materials or raw materials source for direct key materials;

(iv)	changes in Product containers or packaging;

(v)	changes in final inspection procedures or sample plans; and

(vi)	changes to raw materials or raw materials source, including each of the types of changes listed above. The parties will update this list from time to time.

10.                                 Warranty, Remedies, Return and Disclaimers.

10.1                                       Warranty.  AXT represents and warrants that all Products for a period of six (6) months from the date of delivery to the Inventory: (i) meet current industry standards, i.e., ISO 9001: 2000, with respect to materials and workmanship and (ii) substantially conform to the Specifications.  The foregoing warranty is subject to IQE plc storing the Products in accordance with any AXT recommendations and the Specifications and is invalidated if IQE does not comply with such AXT recommendations and the Specifications.

10.2                                       Remedies for Breach of Warranty.  If any Products do not meet the warranties specified herein, AXT may, at AXT’s option;

(i)            replace or correct at no cost to IQE plc any defective or nonconforming Products pursuant to the Product return procedures set forth in Section 10.3 below,

(ii)           Replace nonconforming substrates on which epi was grown on a “1 for 1” ratio for the first 2% and a “2 for 1 “ratio for all non conforming substrates on which epi was grown that exceed 2%. For IQE RF only, AXT, Inc shall provide a 1for 1 replacement on the first 1% of haze issues and 2 for 1 for haze issues over 1%.

(iii)          Allow IQE plc to return any nonconforming Products to AXT at AXT’s expense and recover from AXT the full sales price and any packaging or shipping costs thereof.  If IQE cannot return nonconforming Products to AXT due to non-disclosure agreements signed with their customers, AXT retains the right to inspect such nonconforming Products on IQE’s site.

Return of Products.  In the event that IQE plc returns nonconforming Products (including yield loss >1%, haze or not meeting IQE group specifications) to AXT pursuant to Sections 10.2(i) or 10.2(iii), IQE plc will notify AXT of the nonconformity and of IQE plc’s intent to return the nonconforming Products.  Upon receipt of IQE plc’s notification to AXT of the nonconformity, AXT will provide a Return Material Authorization number (RMA#) within 48 hours after receipt of notification unless otherwise agreed in writing by both parties.  AXT shall provide all the assistance and authorization required to return the nonconforming Products to AXT within 72 hours of the original notification, and shall promptly deliver replacement Products.  The nonconforming Products shall be returned to AXT at AXT’s expense, and AXT shall be liable and shall assume all title and responsibility for all Products during return transport, including liability caused by hazardous substance releases during such transport.  AXT shall promptly investigate to determine the cause of the nonconformity and shall notify IQE plc of its findings.  Notwithstanding any contrary statement or requirement in this paragraph, in the event that IQE plc believes, in its sole but reasonable discretion, that AXT has delivered nonconforming Products and that IQE plc is in jeopardy of curtailing production or shutting down its facility as a result, IQE plc will notify AXT of such condition in writing (e-mail shall suffice for such notice), and AXT shall exercise all reasonable efforts to immediately ship replacement Products to IQE plc. IQE plc will not ship to AXT any nonconforming products that have epi grown on them. AXT will have the right to inspect such nonconforming products at IQE plc’s facilities within thirty (30) days.

10.3         No Waiver.  No inspection or acceptance, approval or acquiescence by IQE plc with respect to Products shall relieve AXT from any portion of its warranty obligation nor shall waiver by IQE plc of any Specification requirement for one or more items constitute a waiver of such requirements for remaining items unless expressly agreed by IQE plc in writing.

10.4         Disclaimer of Warranty.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10 ABOVE, AXT DOES NOT MAKE ANY OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.  ALL IMPLIED WARRANTIES AS TO SATISFACTORY QUALITY, PERFORMANCE, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NON INFRINGEMENT ARE EXPRESSLY DISCLAIMED.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 10, AXT DOES NOT WARRANT THAT THE PRODUCTS ARE ERROR-FREE OR THAT THEIR USE WILL BE UNINTERRUPTED.

11.           Limitation of Liability.

11.1         Disclaimer of Consequential Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE, SPECIAL OR OTHER DAMAGES WHATSOEVER RESULTING FROM AXT’ PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT OR THE FURNISHING, PERFORMANCE

OR USE OF ANY GOODS SOLD PURSUANT HERETO, WHETHER DUE TO BREACH OF CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, PRODUCT LIABILITY, THE NEGLIGENCE OF AXT OR OTHERWISE.

11.2         Limitation on Liability.  IN NO EVENT SHALL EITHER PARTY’S LIABILITY EXCEED THE U.S. DOLLAR AMOUNT EQUAL TO THE AMOUNT PAID BY IQE plc FOR THE COST OF THE PRODUCTS PAID BY IQE plc UNDER THIS AGREEMENT.  THE DAMAGE LIMITATIONS PROVIDED IN THIS AGREEMENT AND THE REMEDIES STATED HEREIN SHALL BE EXCLUSIVE AND SHALL BE A PARTY’S SOLE REMEDY.  THIS LIMITATION ON LIABILITY SHALL SURVIVE FAILURE OF ANY ESSENTIAL PURPOSE.

12.           Termination.

12.1         In the event that either party commits any breach of any provision of this Agreement and does not rectify such default within a period of thirty (30) days after having received written notice, specifying the default, the other party may terminate this Agreement immediately. Further, should either party (i) be adjudged or become insolvent; (ii) have any proceedings instituted by or against it in bankruptcy, under insolvency laws, or for the party’s reorganization, receivership, dissolution, or liquidation; (iii) make an assignment for the benefit of creditors or any general arrangement with creditors; or (iv) discontinue business or adopt a resolution calling for same, the other party may terminate this Agreement for cause upon 24-hours written notice.  Notwithstanding the above, either party shall have the right to seek any other remedy that may be available at law or in equity.

12.2         Effect of Termination/Survival.  Upon the expiration or termination of this Agreement (i) provided that this Agreement was not terminated for IQE plc’s breach of this Agreement and except for the Products subject to the Minimum Purchase requirements specified in Section 2.3 above, IQE plc will have the right with respect to any Products remaining in Inventory as of the date of termination to withdraw such Products in Inventory immediately pursuant to the SMI Program and pay for them subject to payment being made within thirty (30) days end of month, or to return the Products to AXT at AXT’s expense.  IQE plc shall notify AXT of its selection of one of the foregoing options within five (5) days of the expiration or termination date; (ii) if this Agreement was terminated for IQE plc’s breach of this Agreement, then AXT shall have the right to require IQE plc to return all Products remaining in Inventory (except for the Products subject to the Minimum Purchase requirements specified in Section 2.3) to AXT at IQE plc’s expense ; and (iii) the following Sections shall survive: Sections 1, 2.4, 4, 6, 7, 10, 11, 12, 13, 14 and 15. In the event of the termination of this Agreement as a result of a breach by AXT, IQE plc shall have no further obligation under this Agreement except with respect to Section 4 for payments that accrued prior to the effective date of termination and Section 13 with respect to ongoing confidentiality obligations.

13.           Confidentiality.

13.1         Confidential Information.  Each party acknowledges that, in the course of performing its duties under this Agreement, it may receive information relating to the other party, which the receiving party knows, or has reason to know, is confidential or proprietary information of the other party or is identified as confidential and/or proprietary nature (“Confidential Information”).  The receiving party shall at all times both during the term of this Agreement and for a period of five (5) years thereafter, keep and hold such Confidential Information in confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this Agreement.  The receiving party shall not disclose any Confidential Information to any person or entity, other than to the receiving party’s employees or consultants as may be reasonably necessary for purposes of performing its duties hereunder; provided that such employees and consultants have first entered into agreements at least as protective of the Confidential Information as the terms and conditions of this Section 13.

13.2         Exceptions.  The parties’ obligation under Section 13.1 with respect to any portion of Confidential Information, shall not apply to any such portion that the receiving party can document:  (a) was lawfully in the public domain at or subsequent to the time such portion was communicated to the receiving party by the disclosing party through no fault of the receiving party; (b) was rightfully in the receiving party’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to the receiving party by the disclosing party; or (c) was developed by employees or agents of the receiving party independently of and without reference to any information communicated to the receiving party by the disclosing party.  A disclosure of any portion of Confidential Information, either: (a) in response to a valid order by a court or other governmental body; or (b) otherwise as required by law, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that the party being required to disclose the information shall provide prompt prior written notice thereof to the other party to enable the other party to seek a protective order or otherwise prevent such disclosure.

13.3         Advertising.  Each party agrees that it shall not publish or cause to be disseminated through any press release, public statement, or marketing or selling effort any information that relates to the other party or this Agreement without the prior written approval of the other party.

14.           General Terms and Conditions.

14.1         Modifications, Appendices, Addenda.

14.1.1                  No modification of this Agreement shall be valid unless in writing, signed by an authorized representative of each party.

14.1.2                  Each Addendum hereto is an integral part of this Agreement. In the event of any conflict between the contents of this Agreement and any Addendum the regulations of this Agreement shall prevail.

14.2         Severability.  If any provision of this Agreement is declared void, invalid, or illegal by any governmental, judicial or arbitral authority, the validity or legality of any of the other provisions and of the entire Agreement shall not be affected thereby and the parties shall replace such provision with one as near in substance as possible to the original provision.

14.3         Notices.  All notices relating to this Agreement shall be in writing and shall be deemed given (i) in the case of mail, on the date deposited in the mail, postage prepaid, either registered or certified, with return receipt requested (or its equivalent); (ii) in the case of personal delivery to an authorized representative or officer of the party, or in the case of express courier service or overnight delivery service of national standing, on the date of delivery or attempted delivery (if receipt is refused); or (iii) in the case of facsimile, 24 hours after it has been sent provided that a duplicate copy of such notice is also promptly sent pursuant to (i) or (ii) above.  Notices shall be addressed to the parties as set forth on the first page hereof, but each party may change its address by written notice in accordance with this section.

14.4         Compliance With Law.  In the performance of this Agreement, each party shall at all times comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements, including, without limitation, such governmental requirements applicable to environmental protection, health, safety, wages, hours, equal employment opportunity, nondiscrimination, working conditions, import or export control, customs, and transportation.

14.5.        Waiver or Modification.  No provision of this Agreement can be waived or amended in favor of either Party except by written consent of the other Party, which consent shall specifically refer to such provision and explicitly make such waiver or amendment.  No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.  In addition, no failure or delay by either Party in exercising any right, power or privilege under or waiver of any provision of any prior or other agreement between the Parties shall operate as a waiver of any provision of this agreement.

15.                                 Applicable Law. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm pending the appointment of one or more arbitrators, any dispute between IQE plc and AXT under this Agreement involving its interpretation or the obligations of a party hereto, shall be determined by binding arbitration conducted in English.  Arbitration shall be held in accordance with the Rules of the London Court of International Arbitration in the City of London in the United Kingdom (“LCIA”).  Arbitration may be conducted by one (1) attorney arbitrator by mutual agreement or by three (3) arbitrators if the parties are unable to agree on a single arbitrator within thirty (30) days of first demand for arbitration.  All arbitrators are to be selected from a panel provided by the LCIA.  In the case of a three-arbitrator panel being necessary, the chairman and one other arbitrator shall be attorneys at law, and the third arbitrator shall have a background or training in either computer law, computer science, computer engineering, or marketing of computer industry products.  The arbitrators shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrators, upon request of a party.  The arbitrators shall have no power or authority to add to or detract from the agreements of the parties.  The costs of the arbitration shall be borne equally pending the arbitrator’s award.  The arbitrator shall have the authority to grant any temporary, preliminary, or permanent injunctive or other equitable relief in a form substantially similar to that would otherwise be granted by a court.  The arbitrators shall have no authority to award punitive or consequential damages.  The resulting arbitration award may be enforced by all lawful remedies, including without limitation injunctive or other equitable relief in any court of competent jurisdiction.  The trial courts of the United Kingdom are courts of competent jurisdiction.  The parties agree to submit to the jurisdiction of those courts, as applicable, for all purposes concerning any arbitration. This Agreement shall be governed by the laws of the United Kingdom.

16.                                 Binding Effect. Neither party shall assign this Agreement without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Date: December 31, 2008

AXT, Inc.		IQE plc

By:	/s/ Robert G. Ochrym	By:	/s/ Alex Ceruzzi

Authorized Signature		Authorized Signature

Robert G. Ochrym		Alex Ceruzzi

Print Name		Print Name

VP Business Development		VP and General Manager

Print Title		Print Title

Appendix A:

PRODUCT PURCHASE ADDENDUM

Product	Price	Specifications
4” Wafer	• For Products within the Minimum Purchase-[$***] per Product	IQE Inc P/Ns 0046-12EU-FXV

IQE RF P/N’s

F10017Q7

MBE P/N’s

4EJ-DP-LB-2D

4-US-DP-LF-2D,MOB>4500

4-US-DP-LF-2D,RES:>6E7

0046-0044-BXV

0046-10EU-BXV